Exhibit 10(c)(2)



                          DEFERRED COMPENSATION PLAN
                   FOR EXECUTIVES OF THE QUAKER OATS COMPANY
          (As Amended and Restated Effective as of September 1, 1996)

1.   PURPOSE

     The purpose of this Deferred Compensation Plan (the "Plan") is to offer certain senior-level employees (the "Executives") of The Quaker Oats Company (the "Company") the opportunity to defer receipt of their salary and bonus payments until termination of their service with the Company.

2.   DEFINITIONS

     a. "Beneficiary" shall mean the entity or person designated from time to time in writing by a Participant to receive payments under the Plan after the death of such Participant, or in the absence of an effective designation or the event that such designated person shall predecease such Participant, the Participant's estate.

     b. "Bonus" shall mean the amount of money which the Executive shall be awarded periodically under the Management Incentive Bonus program of the Company.

     c. "Cash Unit" shall mean a Deferred Amount and any interest carried over for the deferral period, which shall be credited with interest, as set forth in Section 5, during the period of deferral.

     d. "Compensation" shall mean (i) the Salary and Bonus payments which the Executive is eligible to receive from the Company for services and
          (ii) any amount credited under Section 4 of this Plan.

     e. "Deferred Amount" shall mean an amount of Compensation deferred under this Plan and carried during the deferral period as Cash Units.

     f.   "ESOP" shall mean The Quaker Employee Stock Ownership Plan.

     g. "Participant" shall mean an Executive who has elected to participate in this Plan.

     h. "Salary" shall mean the annual base salary earned from the Company by the Executive.

     i. "Termination of Service" shall mean the termination (by death, retirement or otherwise) of a Participant's service with the Company as an employee.


3.   DEFERRAL OF COMPENSATION

     Each Executive may elect to have any portion of Salary earned for any year and any portion of Bonus awarded in any year deferred under this Plan; provided, however, that only Compensation in excess of the maximum amount of earnings taxable under the Old-Age, Survivors, and Disability Insurance program of the Federal Social Security Act, as it exits in each calendar year, may be deferred under this Plan. Such election shall (subject to the foregoing limitation) specify the percentage or amount of the Participant's Salary and/or Bonus to be deferred under the Plan and shall be executed by the Executive on a form prescribed by the Secretary of the Company as follows: a) for Salary, prior to the beginning of the month in which such salary is earned; and b) for Bonus, prior to September 1st of the year for which Bonus is being awarded. An election, once made, shall continue in effect until changed prospectively by the Participant; provided, however, that an election with respect to Salary may be changed no more than one time each month, effective as of the beginning of the next month and an election with respect to a Bonus is irrevocable after the September 1st referred to in the prior sentence.

4.   ADDITIONAL CREDIT AMOUNTS

     The Company may elect, at its option, to credit to each Participant's account certain amounts, or the cash equivalent amounts of any in-kind contributions, that would have been contributed to the Participant's account under ESOP, but for a Participant's participation in this Plan. Such amounts, if credited, shall be credited as of the dates such amounts would have otherwise been contributed to the Participant's account under the ESOP. Amounts credited under this Plan pursuant to this section shall not be made available in cash to the Participant, except pursuant to this Plan. These amounts shall be in addition to the amounts described in
     Section 3 above and shall be considered "Compensation" for purpose of this Plan.

5.   TREATMENT OF DEFERRED AMOUNTS

     The Company shall establish on its books the necessary account to accurately reflect the Company's liability to each Executive who has deferred Compensation under this Plan. To this account shall be credited Deferred Amounts and interest on Cash Units. Payments to the Participant following Termination of Service shall be debited to the account. Rights and interests under this Plan may not be assigned.

     A Participant who has elected to defer Compensation shall have the amount of such Compensation credited to the Participant's account as of the same date that it would otherwise be payable to him. Cash Units (including Deferred Amounts) shall earn interest from the date of credit to the date of payment. Interest on Cash Units shall be credited to each Participant's account as of the last calendar day of each month; the intent of this being that interest on Cash Units shall be compounded monthly. The interest rate credited on Cash Units shall be the rate for the new issue 10-year "A"-rated industrial bonds listed in the Salomon
     Brothers  Bond Market Roundup, or by such other recognized source  as  the

     Treasurer of the Company may designate, for the week in which the preceding month ends.

6.   PAYMENT OF DEFERRED AMOUNTS

     At the time an Executive first elects to defer Compensation under this Plan, the Participant shall irrevocably specify, on a form prescribed by the Secretary of the Company, the number of annual installments (not exceeding 15) that the Participant desires to receive payment of the Deferred Amount, and how soon after Termination of Service the Participant wishes to have payment begin. Payments shall be made in the manner elected by the Participant, except as provided in Section 7 below. A Beneficiary shall also be designated on such form; and such Beneficiary may be changed by the Participant at any time prior to Termination of Service. If no effective election has been made at the time of Termination of Service, payment of the entire deferred amount shall be made to a Participant (or a Beneficiary, if the Participant shall have died) six months after Termination of Service.

     All payments of Deferred Amounts under this Plan shall be made in cash out of the general assets of the Company, and shall constitute an unfunded and unsecured promise to pay by the Company. The amount of each annual installment payment to a Participant shall be determined by dividing the Cash Units in the Participant's account by the number of installments remaining to be paid.

7.   ACCELERATION OF PAYMENTS

     The Secretary of the Company is empowered to accelerate the payment of Deferred Amounts to a Participant or to all Participants or to a Beneficiary, whether before or after the Participant's Termination of Service, for reasons of individual hardship, death, changes in the tax laws or accounting principles, or other reasons which negate or diminish the continued value of Deferred Amounts to Participants or to the Company; provided, however that following a Change in Control, such acceleration may be carried out for any reason deemed appropriate by the Secretary of the Company.

8.   WITHHOLDING

     The Company may withhold taxes, and any other required amounts, including the Hospital Insurance portion of the Federal Social Security Act, from the payment of Deferred Amounts or other amounts paid to the Executive.

9.   AMENDMENT OR TERMINATION

     The Company reserves the right, at any time or from time to time, by action of its Board of Directors or Executive Committee thereof, to amend or modify, in whole or in part, or terminate the Plan. No amendment or termination shall adversely affect any then existing Deferred Amounts or rights under this Plan.

IN WITNESS WHEREOF, this Plan, as stated, is effective as of September 1, 1996, and is executed by a duly authorized officer of the Company.


                                   THE QUAKER OATS COMPANY



October  14 , 1996                 By: /s/Douglas J. Ralston
                                   Its Senior Vice President